Exhibit 10.1

SECOND AMENDMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment to Amended and Restated Employment Agreement is entered into between GENERAL MOLY, INC., a Delaware corporation (the “Company”) and BRUCE D. HANSEN (“Hansen” or “Executive”) to be effective as of February 27, 2009.

RECITALS

A.                                   Effective as of September 13, 2007, Idaho General Mines, Inc., the predecessor to the Company, and Executive entered into an Amended and Restated Employment Agreement, which was subsequently amended effective as of January 1, 2009 (the “Agreement”).

B.                                     The Company and Executive now desire to amend the Agreement to extend the term of the Agreement, to revise the definition of and payments related to a Change of Control.

AMENDMENT

THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth below, the parties agree as follows:

1.                                       Section 2.1 (Term of Agreement) is hereby amended and restated to read in its entirety as follows:

2.1                                 Subject to the provisions for early termination as hereinafter provided, the term of this Agreement shall commence as of September 13, 2007 and shall terminate automatically on December 31, 2011, (the “Term”) unless the parties, prior to the end of the Term, enter into a written agreement renewing or extending this Agreement.

2.                                       Section 2.2(e) (Change of Control) is hereby amended and restated to read in its entirety as follows:

(e)                                  automatically upon a Change of Control, in which event the Company shall pay to Hansen three (3) times his annual Base Compensation, as in effect immediately prior to the closing of the Change of Control (the “Change of Control Payment”).  Furthermore, the cash incentive award for major financing will be paid, if it has not previously been paid, and all outstanding stock-based equity awards will vest upon the effective date of the closing of the Change of Control event.  The Change of Control Payment and, if applicable, the cash incentive award for major financing, shall be paid in a lump sum, on a date determined by the Company, within 60 days following the effective date of the closing of the Change of Control event, provided such event also constitutes a “change in control” event for purposes of Treasury Regulation § 1.409A-3(i)(5) otherwise, such payment shall be made in a lump sum, on a date determined by the Company (or its successor), within 60 days following Executive’s separation from service after the effective date of the closing of the Change of Control, except as required by Section 2.5.  For purposes of this Agreement, Change of Control shall mean:

(i)                                     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.2(e)(i), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company; or

(ii)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; or

(iii)                               Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iv)                              A sale or disposition of all or substantially all of the operating assets of the Company to an unrelated party; or

(v)                                 Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Except for this Second Amendment to the Agreement, all terms and conditions of the Agreement, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Amended and Restated Employment Agreement on the dates set forth below, to be effective as of February 27, 2009.

GENERAL MOLY, INC.
The Company

By:	/s/ David A. Chaput

Date:	March 5, 2009

EXECUTIVE

By:	/s/ Bruce D. Hansen
Bruce D. Hansen

Date:	March 5, 2009